Exhibit (18)(b)

Calculation of Filing Fee Tables

FORM N-14

(Form Type)

BlackRock Income Trust, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
	Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457	(o)	3,295,923.28	$11.80(2)	$38,891,894.69	$153.10	$	5,954.35
Fees Previously Paid	Equity	Common Stock	457	(o)			$1,000,000	$153.10		$153.10(3)
Total Offering Amounts							$39,891,894.69		$	6,107.45
Total Fees Previously Paid									$	153.10(3)
Total Fee Offsets
Net Fee Due									$	5,954.35

(1) Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.

(2) Net asset value per share of common stock on February 4, 2025.

(3) The Registrant previously paid $153.10 to register $1,000,000 of shares of common stock under the Registrant’s Registration Statement on Form N-14 (File No. 333-284088), filed with the Securities and Exchange Commission on December 30, 2024.